EXHIBIT 99

Conference Call Script

4th Quarter - Fiscal 2003

Operator: Good morning. My name is Mandy, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Peoples Energy Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press star one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. I will now turn the call over to Mr. Thomas Patrick.

Tom Patrick: Thank you Mandy and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, Doug Ruschau, Vice President and Treasurer, and MaryAnn Wall, our Manager of Investor Relations. Today we'll be reviewing with you our fourth quarter and fiscal year 2003 results and commenting on the outlook for fiscal 2004, after which we will open the call -- for questions.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the company's press release or in its SEC filings.

Earlier this morning, we announced fiscal year 2003 earnings of $2.87 per diluted share, an increase of $0.36 per share over last year's results and in-line with our most recent earnings outlook presented a few weeks ago in New York and Boston. Earnings per share for the fourth quarter, traditionally our lowest earnings quarter, were $0.04 per diluted share, a penny off the year-ago fourth quarter.

We will keep our prepared remarks brief as this morning's press release provides you with details of 2003 results and explains the most significant variances from the prior fiscal year.

I would characterize 2003 as an excellent year for Peoples Energy. Earnings per share increased by 14% over the prior year, and exceeded the original target range we announced a year ago. The improvement was across the board, with each of our business segments posting higher operating results over fiscal 2002. We also further improved our already strong balance sheet and liquidity, and our common stock dividend rate was increased to $2.12 per share.

In addition to achieving excellent financial results, we continued to strengthen and improve many of our processes and operating practices within our core gas distribution business, while significantly growing our diversified energy operations. Growing 2004 earnings on top of a very solid 2003 will present challenges, however, I remain optimistic as we head into the new fiscal year. Let me recap a few reasons why I say that:

    We continue to achieve outstanding results in our oil and gas drilling program and based on strong fourth quarter activity, we remain very confident in growing 2004 production 10-20% over 2003.

    We are confident we will realize value from our Valencia power development project.

    Our Retail and Midstream businesses continue to deliver consistent operating income gains with little capital investment.

    While our utility results are likely to be down due to higher non-cash pension expense, this business earns well, generates significant cash flow and provides a solid foundation for our dividend.

    It appears interest rates will stay low at least through our peak seasonal borrowing period.

Although we are projecting modest capital expenditures, our strengthened balance sheet and liquidity gives us the flexibility to make additional opportunistic investments in any of our businesses.

We're confident that the right pieces are in place to continue building long-term shareholder value, and we're optimistic that our success in 2003 can be sustained over the coming years.

I'll now turn things over to Tom Nardi for a brief recap of fiscal 2003 as well as our 2004 outlook. I'll then return for some additional remarks and respond to your questions.

Tom Nardi: Thanks Tom. I'll begin with a brief recap of the major factors underlying the year-over-year improvement in consolidated earnings.

Starting first with the gas distribution business, operating income increased by $0.9 million for the quarter and $4.8 million for the year compared to the year-ago periods. The most significant items impacting year-to-year comparisons were a return to more normal weather and a $21.7 million reduction in pension credits, resulting from poor stock market performance and lower interest rates over the past three years. Bad debt expense, although higher than anticipated for the year, was essentially equal to 2002 expense, equating about 2.8% of gas distribution revenue for fiscal 2003. In addition, adjustments to state and local revenue tax accruals boosted 2003 operating income.

In our diversified energy businesses, operating income increased in aggregate by $1.2 million for the quarter and $20.3 million, or 50% for the fiscal year compared to the same periods last year. In total, these businesses contributed $60 million in operating income. The fiscal 2003 increase was primarily driven by higher Oil and Gas Production results, which benefited from a 36% increase in gas production volumes and a 34% increase in net realized gas prices to $4.16 per Mcf. Our Retail Energy Services business also continued to show improvement, more than doubling its operating income contribution for the year. In addition, Midstream results benefited from higher wholesale marketing and asset management activities, while Power results rose due to a full year of earnings from the Southeast Chicago Energy Plant as well as lower operating costs.

Another positive for the year was lower interest rates as interest expense for the fiscal year declined by $7 million. We took advantage of the low interest rate environment to refinance $265 million of utility long-term debt and reduced our exposure to rising rates by terming up some variable rate debt and commercial paper.

Other items of note in 2003 were the elimination of Section 29 tax credits, and higher common shares outstanding. We issued about $45 million of new equity in fiscal 2003 primarily through our Continuous Equity and Dividend Reinvestment programs, and finished the year at 53% total debt, well within our targeted ratio of 50-55%.

Turning to our 2004 outlook, earlier this month we announced a targeted earnings range of $2.70-$2.85 per share. Some of you may have attended our analyst presentations in New York and Boston in which we discussed that outlook in some detail. The New York meeting was also webcast, and a replay of that presentation along with the slides are available on our website.

Our targeted range for 2004 reflects several key variables that will impact the year-over-year comparison, which I will now review briefly -

    First, we are assuming a return to normal weather as compared to fiscal 2003, which was 257 degree days colder than normal. Each 100 degree day variation from normal has an estimated $.04-$.05 per share impact on earnings.

    We are also assuming that pension expense in 2004 will be in the range of $11 to $13 million, compared to a $1.5 million pension credit in 2003. This level of expense reflects conservative actuarial assumptions, including a 6% discount rate and an 8.75% return on assets. Assuming a modest uptick in interest rates as well as investment performance which approximates our actuarial assumption, we are confident that beyond fiscal 2004, the large year-to-year negative effects from pension accounting that we have experienced in each of the past three years are behind us.

    In terms of bad debt expense, our 2004 guidance assumes a provision of approximately 2.5% of revenues. This translates into bad debt expense of about $40 million, relatively flat compared to fiscal 2003 but much higher than historical averages. We have initiated a variety of system and process changes to aggressively address this issue, and to the extent we are able to reduce bad debt going forward, it represents an upside opportunity in earnings.

    Turning to our diversified energy segments, our fiscal 2004 guidance assumes a positive impact of $.10-$.20 per share from higher operating results in these businesses. This represents 10-20% growth, and we have a demonstrated track record of achieving this level of improvement on an annual basis. For example, within the Oil and Gas Production segment, we once again expect significant production growth as a result of our ongoing exploitation drilling program and opportunistic acquisitions. The Midstream, Retail, and Power segments are also well positioned to increase their contributions to the bottom line once again in fiscal 2004.

    Several other key assumptions built into our 2004 targeted range include: an average NYMEX price of $5.00 per MMBTU, flat interest expense, a decline in corporate expenses, and some dilution as a result of the completion of our Continuous Equity program.

    Capital expenditures in 2004 are expected to total approximately $150 million, with about one-half earmarked for Gas Distribution.

I'll now turn things back to Tom for a wrap-up.

Tom Patrick: Thanks Tom. Over the past five years, our balanced strategy of focusing on operating improvements in Gas Distribution while growing our diversified energy businesses has delivered an annual earnings growth rate of 5%. While challenges may surface that make this difficult to achieve in any one year (continued rising pension costs in fiscal 2004 for example) we are confident that we will meet or exceed that growth rate over the next five-year period.

We have significant free cash flow available for growth investments, with a track record of success in our diversified businesses. We also continue to strive for efficiency improvements and new income streams in our existing businesses, which we expect, will contribute to future earnings growth.

I'll now open the call for questions, after which, I will have one further closing thought.

Operator: If you would like to ask a question please press star then the number one on your telephone keypad. Again to ask a question, please press star one at this time. Your first question comes from David Grumhaus with Copia Capital.

David Grumhaus: Good morning.

Tom Patrick: Good morning, David. I was afraid no one was out there.

David Grumhaus: Quick question for you. When you're targeting for '04 the improvement on the corporate expenses, can you tell us a little bit of what's driving that?

Tom Patrick: Well, one big driver is that this year we had a very substantial payment associated with SARS, the recognition of something greater than $4 million. So not having that in there next year alone gives us a leg up substantially. In addition, we continue the focus with our new Business Services group on streamlining what you might consider to be the G&A functions: our IT, HR, and other corporate services that are provided to the other companies.

David Grumhaus: Okay that's helpful. And then the next question, just a recap on your fuel adjustment case. What's sort of the timetable on that?

Tom Patrick: The timetable has not changed since we last talked about this. We will be presenting our rebuttal testimony mid-November, and we're on track to maintain that schedule. There will be another complete round of testimony following that in February and I believe April of next year, so we continue to look at a hearing in this case and a disposition in summer to fourth quarter time frame.

David Grumhaus: Okay that's helpful. Thanks for the time.

Tom Patrick: Thanks, David.

Operator: Again, I would like to remind everyone in order to ask a question, please press star, then the number one on your telephone keypad. {Pause} Your next question comes from Sam Brothwell with Merrill Lynch.

Sam Brothwell: Hi. Good morning.

Tom Patrick: Good morning, Sam.

Sam Brothwell: There are a few of us out here. Any further update on the Elwood situation?

Tom Patrick: Not really, Sam. I mean, it's again steady state in the sense that Elwood continues to maintain their credit support in line with the contractual requirements. They continue to make their regular payments under the contract. As far as discussions, any that are going on are confidential under our agreement with them.

Sam Brothwell: Okay. Thanks a lot.

Operator: Again, to ask a question, please press star one at this time. At this time there are no further questions. I'll turn it back over to Mr. Patrick for closing remarks.

Tom Patrick: Over the five year period ended September 30, 2003, the total shareholder return on Peoples Energy common stock has averaged almost 9% per year, assuming reinvestment of dividends. This well exceeds the returns on the S&P500 as well as the major stock indices. Over longer timeframes, including 15 and 20 year holding periods, total return for Peoples has also exceeded the S&P500. Clearly, long-term investors in Peoples Energy shares have been rewarded for their confidence in our company and we expect to continue justifying that confidence in the future.

Again, thank you for joining us today. Good-bye.